MDU Resources Involved in Contract Negotiations in Brazil

BISMARCK, N.D. - Jan. 18, 2005 - MDU Resources Group, Inc. (NYSE:MDU), confirmed today that MPX Termoceara Ltda, in which MDU Resources has a 49 percent interest, is continuing discussions with Petrobras, regarding a possible renegotiation or buyout of Petrobras' power purchase agreement with MPX.

On Jan. 13, 2005, Petrobras obtained a Brazilian court order permitting it to cease making monthly capacity payments to MPX and to instead deposit the payments into a court account until the matter is resolved. MPX has appealed the court order to the Brazilian appellate courts.

"MPX Termoceara is having discussions with high-ranking Petrobras and government officials," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "I'm confident that MPX and Petrobras will be able to resolve their differences and reach a mutually agreeable outcome."

MPX Termoceara is a 220 megawatt natural gas-fired electric generating facility located in northeastern Brazil. EBX Capital is the 51 percent managing partner. The plant's revenue contract with Petrobras is scheduled to expire in mid-2008.

Under the existing contract, Petrobras agreed to jointly market all of the facility's energy, and in the event that the facility's revenues are insufficient to cover its costs during certain periods, the contract provides for Petrobras to make certain monthly contingency payments.

Petrobras has stated that because of structural changes in the Brazilian electric power markets since the contract was signed in 2001, it intends to renegotiate the contract. The Brazilian court order creates a 30-day period for accelerated negotiations. In the event that the parties do not reach agreement during the 30-day period, the next step is arbitration.

"Petrobras is a key player in the oil, natural gas and energy business in Brazil," said Paul Gatzemeier, president and CEO of Centennial Energy Resources LLC, MDU Resources independent power production business unit that manages international business activities. "We believe there may be opportunities to do business with them in the future as we execute our international business strategy. A negotiated settlement, which both parties consider fair, is the best outcome."

The information in this release includes certain forward-looking statements, including statements by the chairman of the board, president and chief executive officer of MDU Resources Group, Inc. and the president and CEO of Centennial Energy Resources LLC, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to reach a mutually agreeable outcome with respect to the Petrobras power purchase agreement with MPX. For a discussion of other important factors, refer to the Introduction and Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results in MDU Resources' most recent Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.